Exhibit 10.2

FIRST AMENDMENT TO THE

PIONEER 2008 PSE EMPLOYEE

LONG TERM INCENTIVE PLAN

(As amended and assumed, the

Pioneer 2008 PSE Employee Long Term Incentive Plan)

THIS FIRST AMENDMENT (“Amendment”) to the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (the “Plan”), is effective December 17, 2013 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Plan was originally adopted by Pioneer Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”), which is the general partner of Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Company has adopted and assumed the Plan in connection with the merger effected pursuant to that certain Agreement and Plan of Merger dated as of August 9, 2013, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of October 25, 2013, by and among the Partnership, the General Partner, the Company, Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Pioneer USA”), and PNR Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“MergerCo”), pursuant to which MergerCo merged with and into the Partnership, with the Partnership being the surviving entity (the “Merger”), such that following the Merger, the General Partner continued as the general partner of the Partnership and Pioneer USA became the sole limited partner of the Partnership; and

WHEREAS, the Company now desires to amend the Plan to, among other things, reflect the change in underlying securities for the Plan from the Partnership common units to the Company’s common stock, and to modify certain terminology as necessary to interpret the Plan consistently with the effects of the Merger and the assumption and adoption of the Plan by the Company.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1. Name of the Plan. The name of the Plan is changed to the “Pioneer 2008 PSE Employee Long Term Incentive Plan”.

2. Section 1 of the Plan. Section 1 of the Plan shall be deleted and replaced in its entirety by the following:

“SECTION 1. History and Purpose of the Plan.

The Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (the “Plan”) was originally adopted by Pioneer Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”). On December 17, 2013, pursuant to that certain Agreement and Plan of Merger dated as of August 9, 2013, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of October 25, 2013 (as amended, the “Merger Agreement”), by and among the Partnership, the General Partner, Pioneer Natural Resources Company (the “Company”), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Pioneer USA”), and PNR Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“MergerCo”), MergerCo merged with and into the Partnership, with the Partnership as the surviving entity (the “Merger”), such that following the Merger, the General Partner continued as the general partner of the Partnership and Pioneer USA became the sole limited partner of the Partnership.

The Company hereby assumes the Plan, and amends the Plan as set forth herein. This Amendment reflects the terms and conditions of the Plan as in effect immediately prior to its assumption by the Company, with modifications only as necessary to reflect the substance of the Merger and certain other changes applicable to a corporation, as described below.

Securities Issuable Pursuant to the Plan

As a result of the Merger, the Partnership securities issuable pursuant to the provisions of the Plan, as assumed by the Company, shall be shares of Stock. In the Merger, each Partnership unit, except for Partnership units owned by Pioneer USA, outstanding as of the effective time of the Merger was canceled and, except for the dissenting units (as defined in the Merger Agreement), converted into the right to receive 0.2325 of a share of Stock (the “Exchange Ratio”). All unit numbers reflected in the Plan prior to amendment by this Amendment are stated in terms of Partnership units and, by operation of this Amendment, shall be adjusted to reflect the Exchange Ratio.

Sections 5 and 6(b) of the Plan.

The Plan is intended to promote the interests of the Company by providing to certain Employees, Consultants and Directors incentive compensation awards based on Stock to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to incentivize and retain the services of individuals who are essential for the growth and profitability of the Company and its Affiliates and to encourage them to devote their best efforts to advancing the business of the Company and its Affiliates.”

3. Section 2 of the Plan. (a) Section 2 of the Plan shall be amended to add or amend and restate, as applicable, the following definitions:

“ ‘Board of Directors’ or ‘Board’ means the board of directors of the Company.”

“ ‘Company’ means Pioneer Natural Resources Company.”

“ ‘Partnership’ means the Company.”

“ ‘Stock’ means shares of common stock of the Company, par value $0.01 per share.”

“ ‘Unit’ means a share of Stock.”

(b) Section 2 of the Plan shall be amended to add the following paragraph:

“Notwithstanding any of the foregoing to the contrary, all references in the Plan relating to the status of a Participant as an employee, consultant or director of the Partnership (or an Affiliate of the Partnership) shall refer to such Participant’s status as an employee, consultant or director of the Company (or an Affiliate of the Company, including the Partnership). The phrase “the general partner of the Partnership” shall have no meaning and shall be disregarded, as the Company does not have a general partner. All other terms and conditions shall be interpreted in a manner that is consistent with the effects of the Merger and the assumption of the Plan by the Company.”

4. Section 4 of the Plan. (a) The first sentence of Section 4(a) of the Plan shall be deleted and replaced in its entirety by the following sentence:

“Subject to adjustment as provided in Section 4(c), the number of shares of Stock that may be delivered with respect to Awards under the Plan will not exceed 697,500 shares of Stock, of which 654,842 shares of Stock are reserved for issuance under future Awards and 23,192 shares of Stock are subject to outstanding Awards of restricted stock units, with the balance having been previously used.”

(b) Section 4(b) of the Plan shall be amended to add the following sentence:

“For the avoidance of doubt, the source of shares of Stock to be delivered pursuant to an Award may include authorized but unissued shares of Stock and Stock held in the treasury of the Company.”

5. Section 7 of the Plan. Section 7 of the Plan shall be amended to add the following two paragraphs:

“Notwithstanding anything in the Plan to the contrary, any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Company common stock may then be listed or quoted.

Notwithstanding anything in the Plan to the contrary, without the approval of the Company’s stockholders, the Board will not (i) exchange or substitute previously granted Options or Stock Appreciation Rights in a transaction that constitutes a “repricing” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange, as amended from time to time, or (ii) cause the Company to offer to purchase or exchange for cash Options or Stock Appreciation Rights if, at the time of such offer, the Fair Market Value of a share of Stock is less than the exercise price of such Options or Stock Appreciation Rights.”

6. Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Larry N. Paulsen
Larry N. Paulsen
Vice President, Administration and Risk Management

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